Exhibit 10.1

[Pitney Bowes Letterhead]

May 21, 2025

Kurt Wolf

Address on file with Pitney Bowes Inc.

Dear Kurt:

I am pleased to confirm your appointment as President & Chief Executive Officer (“CEO”) of Pitney Bowes Inc. (“Company”), reporting directly to the Company’s Board of Directors (the “Board”), with your service as CEO beginning on May 22, 2025 (the “Start Date”).

The terms of your compensation and benefits beginning on your Start Date will be as follows:

1.	Annual base salary of $40,000, paid in accordance with the Company’s regular payroll policies, less applicable withholdings and other payroll deductions.

2.

A target annual bonus of $500,000 (“Target Bonus”) which may be earned based on achievement of applicable performance goals established by the Board in accordance with the Pitney Bowes Key Employees Incentive Plan (the “Incentive Plan”), subject to your continued employment with the Company through the date of payment (or as otherwise provided in the Incentive Plan). Your Target Bonus will be subject to the terms and conditions of the Incentive Plan. Notwithstanding the foregoing, your Target Bonus for the 2025 fiscal year will be pro-rated to reflect your mid-year hire.

3.

Eligibility for annual grants of long-term incentive awards (each an “LTI Award”) with an annual target opportunity of $3,000,000. Any such LTI Awards will be made in the Board’s sole discretion. For 2025, your LTI Award will take the form of a grant of stock options (“Options”) that will have a grant date value equal to $3,000,000 and will be granted on your Start Date (the “Grant Date”) pursuant to an award agreement in substantially the form attached hereto (the “Award Agreement”). One-third of the Options will have an exercise price equal to $12.00, one-third of the Options will have an exercise price equal to $14.00, and one-third of the Options will have an exercise price equal to $16.00. Notwithstanding the foregoing, in no event shall the exercise of the Options be less than the Fair Market Value (as defined in the Company’s 2024 Stock Plan (the “Stock Plan”) of a Share on the Grant Date. The Options will vest in equal installments on each of the first, second, and third anniversaries of the Grant Date subject to your continued employment as CEO through the applicable vesting date; provided that the Options will vest on an earlier termination due to death or Disability, your involuntary termination by the Company other than for Cause or Gross Misconduct after the first anniversary of the Grant Date, or on a qualifying termination in connection with a change in control of the Company, as set forth in the Award Agreement and the Stock Plan. The Options will expire on the fifth anniversary of the Grant Date. The Options will be granted pursuant to the Stock Plan and will be subject to the additional terms and conditions reflected in the applicable Award Agreement. Any shares received, after applicable withholding for taxes, pursuant to the Options will be subject to any share retention policy of the Company with respect to its officers or directors. For purposes of this paragraph, any capitalized term that is not otherwise defined herein shall have the meaning ascribed to it in the Award Agreement.

4.

As of your Start Date, you will continue to serve as a member of the Board for no additional consideration. All of your currently-outstanding restricted stock units will remain outstanding and continue to vest in accordance with their terms, as set forth in the applicable award agreements.

During your employment with the Company you will be entitled to participate in any employee benefit plan, perquisite or arrangement offered to senior executives including, for the avoidance of doubt, the Pitney Bowes Severance Pay Plan and the Pitney Bowes Senior Executive Severance Policy (together, the “Severance Plans”), subject in each case to the applicable terms and conditions of the applicable plan or program as in effect from time to time; provided, however, that for the purpose of calculating any severance amount that may become due under the Severance Plans, your annual base salary will be deemed to equal the sum of your annual base salary and Target Bonus. The Company will provide you with a monthly stipend, in advance, of $25,000 for travel and similar expenses. In addition, you will be eligible for reimbursement of reasonable business expenses in accordance with the Company’s expense reimbursement policies in effect from time to time.

In addition, you will be entitled to reimbursement of up to $20,000 for reasonable legal fees in connection with the negotiation of the terms of your employment as CEO, subject to reasonable documentation of such fees pursuant to Company policy (provided that in no event shall you be required to provide any documentation that is protected by attorney-client privilege).

Your employment will be at-will and can be terminated by you or the Company at any time and for any reason. In accepting this offer, you agree that you have relied only on the terms set forth above and in the attached Terms and Conditions, and not on any other representation or statement made by a Company employee, agent or representative. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs.

Tax will be withheld by the Company as required under applicable tax requirements for any payments or deliveries under this letter. The payments under this letter are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted by the parties in a manner to so comply to the extent practicable. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the Code, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A of the Code.

Nothing in this letter, the Award Agreement or any other agreement referenced herein or in the attached Terms and Conditions shall amend the Cooperation Agreement, dated as of January 31, 2024, by and among the Company, Hestia Capital Partners, LP and the other parties thereto (the “Cooperation Agreement”). The Company agrees that nothing in the Cooperation Agreement shall limit in any respect your actions as an executive of the Company in your capacity as such or otherwise be deemed to constitute a breach or violation of the Cooperation Agreement.

This offer is subject to the terms set forth in the attached document, Terms and Conditions.

Sincerely,

PITNEY BOWES, INC.

/s/ Milena Alberti-Perez
Name: Milena Alberti-Perez
Title: Non-Executive Chairman of the Board

AGREED AND ACCEPTED:

/s/ Kurt Wolf
Kurt Wolf

Dated: May 21, 2025

Terms and Conditions

1.	As a condition of employment, you will be required to enter into and comply with a Proprietary Interest Protection Agreement in a form acceptable to the Company.

2.

As an express condition of employment, you will be required to comply with applicable Company policies, including the Pitney Bowes Drug Free Workplace and Substance Policy Statement dated June 1, 1989.

3.	You will provide the proper documents and information to complete required immigration control forms (1-9) within three business days of your Start Date.

4.

You will not provide to Pitney Bowes, nor use in your employment with Pitney Bowes, any confidential documents or any confidential information concerning any business, technical or other matters of which you might be aware as a result of your former employment, or from any other party. If at any time you are in doubt about whether or not to bring with you any information or disclose any such information, you should resolve the situation by not disclosing or discussing any such information. Violation of this important instruction will be grounds for immediate dismissal by the Board.

5.

You have advised us that you are not under any current or former agreement that prohibits you from being employed by Pitney Bowes or from performing any of the job duties and responsibilities for the position you are being offered. You understand that in the event such an agreement exists, Pitney Bowes has the right to end your employment or contest the agreement at its sole discretion. In addition, you understand and agree that your employment is “at-will”, which means that you or Pitney Bowes can end your employment at any time for any reason.